Exhibit 10.1

EXECUTION COPY

STOCKHOLDERS AGREEMENT

of

USF HOLDING CORP.

dated as of July 3, 2007

SECTION 5.15. No Recourse	32
SECTION 5.16. Counterparts; Facsimile Signatures	33

Exhibits

Exhibit A — Assignment and Assumption Agreement

THIS STOCKHOLDERS AGREEMENT (this “Agreement”) is entered as of July 3, 2007, among USF HOLDING CORP., a Delaware corporation (the “Company”), U.S. FOODSERVICE, INC., a Delaware Corporation (“USF Inc.”), and each of the stockholders of the Company whose name appears on the signature pages hereof and any Person who becomes a party hereto pursuant to Section 3.1(b) (each, a “Stockholder” and collectively, the “Stockholders”).

RECITALS

WHEREAS, Restore Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company (“Restore”), has entered into that certain Stock Purchase Agreement, dated May 2, 2007 (the “Purchase Agreement”), by and between Restore, Ahold U.S.A., Inc. and Koninklijke Ahold N.V. (“Ahold”), pursuant to which Restore will acquire all of the outstanding shares of common stock of U.S. Foodservice, a Delaware corporation (“USF”), and certain related trademarks described in the Purchase Agreement (the “Acquisition”);

WHEREAS, immediately following the Acquisition, Restore will merge with and into USF and USF will be the surviving corporation of the merger; and

WHEREAS, each of the Stockholders desires to promote the interests of the Company and the mutual interests of Stockholders by establishing herein certain terms and conditions upon which the shares of Common Stock (as defined below) will be held, including provisions restricting the transfer of shares of Common Stock, and providing for certain other matters.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises hereinafter set forth, the Company and the Stockholders hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“Acceptance Notice” has the meaning assigned to such term in Section 3.3(b).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person.

“Annual Budget” has the meaning assigned to such term in Section 2.6(a).

“Annual Financial Statements” has the meaning assigned to such term in Section 2.6(a).

“beneficial owner” or “beneficially own” has the meaning given such term in Rule 13d-3 under the Exchange Act and a Person’s beneficial ownership of Common Stock or other Voting Securities of the Company shall be calculated in accordance with the provisions of such Rule; provided, however, that for purposes of determining beneficial ownership, (i) a Person shall be deemed to be the beneficial owner of any security which may be acquired by such Person, whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other securities and (ii) no Person shall be deemed to beneficially own any security solely as a result of such Person’s execution of this Agreement.

“Board” means the Board of Directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

“Bylaws” means the Bylaws of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the terms of the Charter and the terms of this Agreement.

“Capstone” means Capstone Consulting LLC.

“CD&R Investors” means Clayton, Dubilier & Rice Fund VII, L.P., Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P., CD&R Parallel Fund VII, L.P., CDR USF Co-Investor L.P., and CDR USF Co-Investor No. 2, L.P.

“CD&R” means Clayton, Dubilier & Rice, Inc.

“CD&R Designee” means any Director designated by the CD&R Investors pursuant to Section 2.1(a) of this Agreement.

“CEO” means the Chief Executive Officer of the Company in office from time to time.

“CEO Designee” has the meaning assigned to such term in Section 2.1(a).

“Chairman” has the meaning assigned to such term in Section 2.1(a).

“Change of Control” means the first to occur of the following events after the closing date of the Acquisition: (i) the sale of all or substantially all of the assets of the Company to any Person (or group of Persons acting in concert), other than to (x) the Investors or their respective Affiliates or (y) any employee benefit plan (or trust forming a part thereof) maintained by the Company or its Affiliates or other Person of which a majority of its voting power or other equity securities is owned, directly or indirectly, by the Company (any Person described in the foregoing clauses (x) or (y), an “Affiliated Person”); or (ii) a sale by the Company, any of the Investors or any of their respective Affiliates to a Person (or group of Persons acting in concert) of Common Stock, or a merger, consolidation or similar transaction involving the Company, in any case, that results in more than 50% of the Common Stock of the Company (or any resulting company after a merger) being held by a Person (or group of Persons acting in concert) that does not include an Affiliated Person; in any event, which results in the Investors and their respective Affiliates or such employee benefit plan ceasing to hold the ability to elect a majority of the members of the Board.

“Charter” means the Amended and Restated Certificate of Incorporation of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms of this Agreement.

“Closing” means the closing of Acquisition pursuant to the Purchase Agreement.

“Closing Date” means July 3, 2007.

“Common Stock” means the common stock, par value $0.01 per share, of the Company and any securities issued in respect thereof; or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Company” has the meaning assigned to such term in the recitals.

“Company Elected Shares” has the meaning assigned to such term in Section 3.3(b).

“Company Group” means the Company and its Subsidiaries.

“Company Competitor” means any Person that is primarily engaged in any business that directly or indirectly competes with the business of the Company in the foodservice distribution business in the continental United States.

“Company Opportunity” has the meaning assigned to such term in Section 2.9(a).

“Competing Bidder” has the meaning assigned to such term in Section 2.9(a).

“Competitive Board Members” has the meaning assigned to such term in Section 2.9(a).

“Consulting Agreements” means collectively (1) the Consulting Agreement, dated as of the date hereof, by and between CD&R and the Company, and (ii) the Consulting Agreement, dated as of the date hereof, by and between KKR and the Company, in each case, as the same may be amended from time to time in accordance with its terms and the terms of this Agreement.

“control” (including the terms “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Co-Sale Participant” has the meaning assigned to such term in Section 3.4(a).

“Director” means any member of the Board.

“Drag Along Notice” has the meaning assigned to such term in Section 3.5(e).

“Drag Transaction” has the meaning assigned to such term in Section 3.5(a).

“EBITDA” means earnings before interest, taxes, depreciation and amortization plus extraordinary charges approved by the Compensation Committee, determined in accordance with GAAP.

“Equity Purchase Shares” has the meaning assigned to such term in Section 4.1(a).

“Equity Securities” means any and all shares of Common Stock of the Company, securities of the Company convertible into, or exchangeable or exercisable for, such shares, and options, warrants or other rights to acquire such shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Transaction” means any acquisition or disposition (whether through merger, consolidation or otherwise) (i) which has a purchase price (including any assumed indebtedness and valuing any non-cash consideration at its Fair Market Value) of less than $25,000,0000 and (ii) which, together with all other Exempt Transactions after the Closing Date has an aggregate purchase price of less than $50,000,000; provided that no transaction described herein with any Affiliate of any Stockholder shall constitute an Exempt Transaction.

“Exercising Stockholder” has the meaning assigned to such term in Section 4.1(d).

“Fair Market Value” means with respect to Common Stock (i) from and after the consummation of a Qualified IPO, the average of the closing sale prices of shares on the stock exchange or national market on which the shares are principally trading for a period of 30 trading days ending on the date in question, or (ii) prior to the consummation of an Qualified IPO, the fair market value of the shares as determined in good faith by the Board; and with respect to any other non-cash consideration, the fair market value of such non-cash consideration as determined in good faith by the Board.

“Financing” means the financing arrangements entered into by the Company and/or any Subsidiary of the Company on the Closing Date to finance the Acquisition.

“First Offer Price” has the meaning assigned to such term in Section 3.3(a).

“Fully-Diluted Basis” with respect to Common Stock or Voting Securities means the number of shares of Common Stock or Voting Securities, as the case may be, which are issued and outstanding or owned or held, as applicable, at the date of determination plus the number of shares of Common Stock or Voting Securities, as the case may be, issuable pursuant to any securities (other than, in the case of Voting Securities, other Voting Securities that the initial Voting Securities are convertible into or exchangeable or exercisable for), warrants, rights or options then outstanding, convertible into or exchangeable or exercisable for (whether or not subject to contingencies or passage of time, or both), Common Stock or Voting Securities, as the case may be.

“GAAP” means generally accepted accounting principles, as in effect in the. United States of America from time to time.

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

“Indemnification Agreements” means collectively, (i) the Indemnification Agreement, dated as of the date hereof, by and among the Company, CD&R and the CD&R Investors, and (ii) the Indemnification Agreement, dated as of the date hereof, by and among the Company, KKR and the KKR Investors, in each case, as the same may be amended from time to time in accordance with its terms and the terms of this Agreement.

“Independent Director” means a Director who qualifies as “independent” under Rules 303A.01 and 303A.02 of the New York Stock Exchange Listed Company Manual.

“Initiating Stockholder” has the meaning assigned to such term in Section 3.5.

“Investors” means the CD&R Investors and the KKR Investors.

“IPO” means the initial public offering of Common Stock pursuant to an effective registration statement under the Securities Act.

“Issuance Notice” has the meaning assigned to such term in Section 4.1(b).

“KKR” means Kohlberg Kravis Roberts & Co., L.P.

“KKR Designee” means any Director designated by the KKR Investors pursuant to Section 2.1(a) of this Agreement.

“KKR Investors” means KKR 2006 Fund L.P., KKR PEI Investments, L.P., KKR Partners III, L.P. and OPERF Co-Investment LLC.

“Litigation Allocation Agreement” means that certain Litigation Allocation Agreement, dated as of the date hereof, by and among Ahold, US Foodservice and U.S. Foodservice, Inc.

“Losses” has the meaning assigned to such term in Section 5.1.

“New Securities” means shares of Equity Securities of the Company or any similar securities of any Subsidiary (the “Subsidiary Equity Securities”) other than (i) options to purchase Common Stock and shares of Common Stock issued to employees, officers or directors pursuant to any stock option, employee stock purchase or similar equity-based plans (including the purchase of Common Stock by management stockholders following the Closing as part of a management offering made pursuant to Section 701 of the Securities Act or another exemption from registration under the Securities Act) approved by the Board and Common Stock issued upon exercise of such options, (ii) the issuance of Reserved Employee Shares or (iii) Subsidiary Equity Securities issued to the Company or another Subsidiary of the Company.

“Non-Purchasing Stockholder” has the meaning assigned to such term in Section 4.1(d).

“Offer Notice” has the meaning assigned to such term in Section 3.3(a).

“Offered Securities” has the meaning assigned to such term in Section 3.3(a).

“Offering Holder” has the meaning assigned to such term in Section 3.3(a).

“Original Shares” means when used in reference to any one or more Stockholders, the shares of Common Stock sold to such Stockholders pursuant to a Subscription Agreement, or any shares or other securities which such shares of Common Stock may have been converted into or exchanged for in connection with any exchange, reclassification, dividend, distribution, stock split, combination, subdivision, merger, spin-off, re-capitalization, re-organization or similar transaction.

“Permitted Transferee” means an Affiliate (other than any “portfolio company” described below) of a Stockholder; provided, however, that in both cases such Transferee shall agree in a writing in the form attached as Exhibit A hereto to be bound by and to comply with all applicable provisions of this Agreement; provided, further, however, that in no event shall (A) the Company or any of its Subsidiaries, (B) any “portfolio company” (as such term is customarily used among institutional investors) of any Stockholder or any entity controlled by any portfolio company of any Stockholder or (C) any Company Competitor (whether or not an Affiliate of the Transferring Stockholder) constitute a “Permitted Transferee”.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any Group comprised of two or more of the foregoing.

“Pledged Shares” has the meaning assigned to such term in Section 3.2(d).

“Principal Investors” means Clayton, Dubilier & Rice Fund VII, L.P. and KKR 2006 Fund L.P.

“Pro Rata Portion” means:

(i) for the purposes of Article IV, with respect to any Stockholder, on any issuance date for New Securities, the number or amount of New Securities equal to the product of (i) the total number or amount of New Securities to be issued by the Company on such date and (ii) the fraction determined by dividing (A) the number of shares of Common Stock beneficially owned by such Stockholder immediately prior to such issuance by (B) the total number of shares of Common Stock outstanding on such date immediately prior to such issuance on a Fully-Diluted Basis;

(ii) for the purposes of Section 3.3, with respect to any ROFO Recipient, with respect to any proposed Transfer of Offered Securities, on the applicable Transfer Date, the number or amount of Offered Securities equal to the product of (i) the total number or amount of Offered Securities to be offered to the ROFO Recipients and (ii) the fraction determined by dividing (A) the number of shares of Common Stock beneficially owned by such ROFO Recipient by (B) the total number of shares of Common Stock beneficially owned by all of the ROFO Recipients as of such date; and

(iii) for the purposes of Section 3.4, with respect to any Co-Sale Participant, with respect to any proposed Transfer of Transferred Securities, on the applicable Transfer date, the number or amount of Transferred Securities equal to the product of (i) the total number or amount of Transferred Securities to be Transferred to the proposed Transferee and (ii) the fraction determined by dividing (A) the number of shares of Common Stock beneficially owned by such Co-Sale Participant by (B) the total number of shares of Common Stock beneficially owned by all of the Stockholders (other than the Transferring Stockholder) as of such date.

“Qualified TO” means the initial public offering of Common Stock pursuant to an effective Registration Statement under the Securities Act with aggregate gross cash proceeds (without regard to any underwriting discount or commission) of at least $400,000,000.

“Reeistration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, among the Company and each of the Stockholders, as the same may be amended from time to time in accordance with its terms and the terms of this Agreement.

“Repurchase” has the meaning assigned to such term in Section 2.5(a)(v).

“Required Directors” has the meaning assigned to such term in Section 2.5(a).

“Reserved Employee Shares” means options to purchase Common Stock (and shares of Common Stock issuable upon the exercise thereof) to employees, officers, directors or consultants pursuant to any stock option, employee stock purchase or similar equity-based plans approved by the Board of Directors (as appropriately adjusted for any subsequent stock dividends, combinations, splits or the like), including the 2007 Stock Option Plan for Key Employees of USF Holding Corp. and its Subsidiaries.

“ROFO Recipients” has the meaning assigned to such term in Section 3.3(a).

“ROFO Recipient Notice” has the meaning assigned to such term in Section 3.3(b).

“Section 3.3 Non-Electing Shares” has the meaning assigned to such term in Section 3.3(c).

“Section 3.4 Non-Electing Shares” has the meaning assigned to such term in Section 3.4(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Stockholders” has the meaning assigned to such term in Section 3.5(a).

“Stockholder” has the meaning set forth in the recitals.

“Stockholder Designees” has the meaning assigned to such term in Section 2.1(a).

“Stockholder Indemnitee” has the meaning assigned to such term in Section 5.1.

“Subsidiary” means (i) any corporation of which a majority of the securities entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned by another entity, either directly or indirectly, and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which an entity is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner.

“Subscription Agreements” means the share subscription agreements entered into on the date hereof between the Company and each of the Stockholders pursuant to which each of the Stockholders has agreed to purchase from the Company shares of Common Stock.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any shares of Equity Securities beneficially owned by a Person or any interest in any shares of Equity Securities beneficially owned by a Person. In the event that any Stockholder that is a corporation, partnership, limited liability company or other legal entity (other than an individual, trust or estate) ceases to be controlled by the Person controlling such Stockholder or a Permitted Transferee thereof, such event shall be deemed to constitute a “Transfer” subject to the restrictions on Transfer contained or referenced herein.

“Transferee” means any Person to whom any Stockholder or any Transferee thereof Transfers Equity Securities of the Company in accordance with the terms hereof.

“Transfer Notice” has the meaning assigned to such term in Section 3.4(a).

“Transferred Securities” has the meaning assigned to such term in Section 3.4(a).

“Transferring Stockholder” has the meaning assigned to such term in Section 3.4(a).

“USF” has the meaning assigned to such term in the recitals.

“USF. Inc.” has the meaning assigned to such term in the recitals.

“Voting Securities” means, at any time, shares of any class of Equity Securities of the Company, which are then entitled to vote generally in the election of Directors.

SECTION 1.2. Other Definitional Provisions. (a) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE H

CORPORATEGOVERNANCE

SECTION 2.1. Board Representation. (a) Effective as of the Closing, the Board shall be comprised of seven Directors of whom:

(i) three shall be designees of the CD&R Investors (such Persons, the “CD&R Designees”), of whom, subject to Section 2.4, one shall be designated Chairman of the Board (“Chairman”), provided that such designee shall be an operating partner of CD&R and who shall be entitled to be active in the day-to-day business of the Company and consult with the CEO with respect thereto for so long as the CD&R Investors deem such consultation to be effective;

(ii) three shall be designees of the KKR Investors (such Persons, the “KKR Designees”, and, together with the CD&R Designees, the “Stockholder Designees”); and

(iii) one designee shall be the CEO (the “CEO Designee”) who shall be designated jointly by the CD&R Investors and the KKR Investors in accordance with Section 2.5(a).

Effective as of the Closing, the CD&R Designees shall initially be Charles A. Banks, Richard J. Schnall and Nathan K. Sleeper, and Charles A. Banks shall initially be designated as Chairman, the KKR Designees shall initially be Robert G. Tobin, Michael M. Calbert and Sanjay K. Morey, and the CEO Designee shall initially be Robert Aiken, Jr.

(b) The Company shall take such action as may be required under applicable law to cause the Board to consist of the number of Directors specified in clause (a).

(c) The Company agrees to include in the slate of nominees recommended by the Board the Stockholder Designees and the CEO Designee and to use its best efforts to cause the election of each such designee to the Board, including nominating such individuals to be elected as Directors as provided herein.

(d) In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any Director designated pursuant to clause (i), (ii) or (iii) of Section 2.1(a), the remaining Directors and the Company shall cause the vacancy created thereby to be filled by a new designee of the CD&R Investors or the KKR Investors, as applicable, who designated such Director as soon as possible, and the Company hereby agrees to take, at any time and from time to time, all actions necessary to accomplish the same.

(e) Each of the Stockholders agrees to vote, or act by written consent with respect to, any Voting Securities beneficially owned by it, at each annual or special meeting of stockholders of the Company at which Directors are to be elected or to take all actions by written consent in lieu of any such meeting as are necessary, to cause the Stockholder Designees and the CEO Designee to be elected to the Board. Each of the Stockholders agrees to use its commercially reasonable efforts to cause the election of each such designee to the Board, including nominating such individuals to be elected as members of the Board. In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any Director designated pursuant to clause (i), (ii) or (iii) of Section 2.1(a) and the remaining Directors pursuant to Section 2.1(d) have caused the vacancy created thereby to be filled by a new designee of the CD&R Investors or KKR Investors, as applicable, then in such case each Stockholder hereby agrees to take, at any time and from time to time, all actions necessary to accomplish the same. Upon the written request of the CD&R Investors or the KKR Investors, as applicable, each other Stockholder shall vote, or act by written consent with respect to, all Voting Securities beneficially owned by it and otherwise take or cause to be taken all actions necessary to remove any Director designated by such Stockholders and to elect any replacement Director designated as provided in this Section 2.1(e). Unless the CD&R Investors or the KKR Investors shall otherwise request in writing, no other Stockholder shall take any action to cause the removal of any Directors designated by such Stockholders.

(f) In the event the CD&R Investors or the KKR Investors, as applicable, shall cease to have the right to designate a Director in accordance with Section 2.8, the designee of such Stockholders selected by such Stockholders shall resign and the Directors remaining in office shall decrease the size of the Board to eliminate such vacancy and no consent under Section 2.5(a) shall be required in connection with such decrease.

(g) The Company shall reimburse each Stockholder Designee for their reasonable out-of-pocket expenses incurred by them for the purpose of attending meetings of the Board or committees thereof.

(h) The CD&R Investors and the KKR Investors shall have the right to equal representation on the board of directors of any Subsidiary in proportion to their representation on the Board.

(i) Following any termination or resignation of the CEO and prior to the hiring of a replacement CEO pursuant to Section 2.4(c), the CD&R Designee serving as Chairman pursuant to Section 2.1(a)(i) shall be entitled to serve also as CEO on an interim basis until such replacement CEO is hired (during which time the Board seat to which the CEO Designee is entitled pursuant to Section 2.1(a)(iii) shall remain vacant). In the event that such CD&R Designee has served as CEO for a period of six months, the continuation of such CD&R Designee to serve in such position shall require the approval of the Required Directors pursuant to Section 2.5(a)(i).

(j) In the event that the size of the Board is expanded to include Independent Directors, the CD&R Investors, on the one hand, and the KKR Investors, on the other hand, shall initially be entitled to designate an equal number of Independent Directors and each such Independent Director shall be subject to the approval of the non-designating Investor.

(k) The rights of the Stockholders pursuant to this Section 2.1 are personal to the Stockholders and shall not be exercised by any Transferee other than a Permitted Transferee described in clause (ii) of the definition thereof.

SECTION 2.2. Committees. (a) The Board shall establish an Executive Committee and a Compensation Committee, the power and authority of each to be determined from time to time by the Board with the approval of the Required Directors. So long as a CD&R Designee is designated Chairman, subject to Section 2.4, the Chairman of the Executive Committee (or any committee performing the functions usually reserved for the executive committee) shall be a KKR Designee. So long as the CD&R Designee designated as Chairman is active in the day-to-day business of the Company (whether or not such designee at such time is serving as Chairman), the Chairman of the Compensation Committee (or any committee performing the functions usually reserved for the compensation committee) shall be a KKR Designee. As of the Closing, Michael M. Calbert shall initially be the Chairman of the Executive Committee and the Compensation Committee.

(b) So long as the CD&R Investors or the KKR Investors, as applicable, have the right to designate at least one (1) Director pursuant to Section 2.1, the Company shall cause the Executive Committee, Compensation Committee, audit committee or other significant committee of the Board (including, without limitation, any committee performing the functions usually reserved for the committees described above) to include at least one (1) CD&R Designee and one (1) KKR Designee; provided that the composition of each such committee shall reflect the relative number of Stockholder Designees for the CD&R Investors, on the one hand, and the KKR Investors, on the other hand.

SECTION 2.3. Consultant. So long as the CD&R Designee designated as Chairman is active in the day-to-day business of the Company, and the KKR Investors determine in good faith that its engagement will add value to the projects of the Company, Capstone shall be engaged by the Company to work on such projects. Capstone shall not be terminated by the Company without the prior written consent of the KKR Investors. The Company shall enter into a customary consulting agreement with Capstone for such services, which agreement shall provide that Capstone will be compensated by the Company at market rates prevailing from time to time for such services.

SECTION 2.4. Change in CEO. (a) The Principal Investors shall cooperate with each other in good faith to evaluate on a periodic basis the performance of the CEO and shall use all reasonable efforts to reach mutual agreement with respect to whether replacing the CEO at any time is in the best interests of the Company.

(b) In the event that, with respect to any full fiscal year period, the EBITDA of the Company is more than 10% less than the target EBITDA established for such fiscal year as set forth in the applicable Annual Budget approved pursuant to Section 2.5, the Principal Investors shall engage in good faith discussions regarding the replacement of the CEO promptly following receipt of the Annual Financial Statements with respect to such fiscal year. In the event that the Principal Investors are unable to reach agreement with respect to such decision within 30 days following receipt of such Annual Financial Statements, at any time during the subsequent 90-day period, each of the Principal Investors, shall be permitted to cause the termination and replacement of the CEO without the consent of the Required Directors, and if such Principal Investor notifies the other Principal Investor that it intends to exercise its rights hereunder to cause such termination, such other Principal Investor shall use its reasonable best efforts to cooperate to cause such termination, including, without limitation, causing its designees on the Board to take any action required to effect such termination.

(c) Following any termination or resignation of the CEO, the Stockholder Designees shall cause the Board to promptly initiate a search for a replacement CEO, the hiring of such replacement CEO to require the consent of the Required Directors pursuant to Section 2.5(a)(i). In connection with such search, the Principal Investors shall consider in good faith the need to combine the titles of Chairman and CEO to the extent necessary to attract the most qualified CEO candidates. In the event the title of Chairman is awarded to any replacement CEO, the CD&R Designee entitled to such position pursuant to Section 2.1(a)(i) shall relinquish such right and shall instead (subject to the consent of the KKR Investors and the CD&R Investors) be appointed as Chairman of the Executive Committee of the Board, in each case until such time as the CEO no longer holds such title or is otherwise terminated or resigns. Upon the termination or resignation of any Person who holds the title of Chairman and CEO, the CD&R Designee shall be entitled to serve as both Chairman pursuant to Section 2.1(a)(i) and interim CEO pursuant to Section 2.1(i)). Notwithstanding that such CD&R Designee no longer holds the title of Chairman, such designee shall be entitled to continue to be active in the day-to-day business of the Company as specified in Section 2.1(a)(i).

SECTION 2.5. Consent Rights. (a) In addition to any vote or consent of the Board or the stockholders of the Company required by law or the Charter, and notwithstanding anything in this Agreement to the contrary, the Company shall not, and to the extent applicable, shall not permit any Subsidiary of the Company to, take any of the following actions, or enter into any arrangement or contract to do any of the following actions, without the consent in writing of at least one CD&R Designee and one KKR Designee (the consent of the “Required Directors”), which shall be necessary for authorizing, effecting or validating such transactions; provided that if the CD&R Investors or the KKR Investors, as applicable, are no longer entitled to appoint a Stockholder Designee, any such action shall, subject to Section 2.8(a), require the written consent of the CD&R Investors or the KKR Investors, as applicable:

(i) except as provided in Section 2.4, the selection, hiring, termination or removal of the CEO, any Person hired to replace the CEO, the continuation of a CD&R Designee as interim CEO for a period of greater than six months, and any determination of the compensation of the CEO of the Company or his or her direct reports;

(ii) any (A) merger or consolidation with or into any other Person, or any acquisition of another Person, whether in a single transaction or a series of related transactions, other than any Exempt Transaction, (B) proposed transaction or series of related transactions involving a Change of Control of the Company (including for the avoidance of doubt, a Change of Control resulting from a Drag Transaction), or (C) proposed Transfer by a Stockholder except to a Permitted Transferee or as permitted by Section 3.2 hereof;

(iii) the incurrence of indebtedness for borrowed money (including through capital leases, the issuance of debt securities or the guarantee of indebtedness of another Person) other than (A) the incurrence of trade payables arising in the ordinary course of operating the business, (B) the incurrence of indebtedness under debt facilities entered into in connection with the Acquisition not to exceed $100 million in the aggregate or (C) capital leases contemplated by an Annual Budget approved pursuant to clause (xvii) of this Section 2.5(a);

(iv) any authorization, creation (by way of reclassification, merger, consolidation or otherwise) or issuance of any securities of the Company (including any IPO (other than any IPO initiated pursuant to Section 3.6) and for the avoidance of doubt, in connection with an Exempt Transaction), other than (A) the issuance of Reserved Employee Shares, or (B) the issuance of any securities as consideration in, or in connection with, a transaction approved pursuant to Sections 2.5(a) (ii) or (xiii);

(v) any redemption, acquisition or other purchase of any shares of Common Stock (a “Repurchase”) other than a Repurchase from an employee (not including the CEO) in connection with such employee's termination of employment with the Company or any Subsidiary;

(vi) any payment or declaration of any dividend or other distribution on any shares of Common Stock or entering into any recapitalization transaction the primary purpose of which is to pay a dividend;

(vii) the creation of any non-wholly owned subsidiaries, or the Transfer or any sale or Transfer of a Subsidiary’s securities to any Person other than the Company or a wholly owned Subsidiary of the Company (other than any pledge of such Subsidiary’s stock pursuant to a financing approved by the Board in accordance with Section 2 .5 (a)(iii);

(viii) the creation or amendment of any stock option, employee stock purchase or similar equity-based plan for management or employees, or any increase in the number of Reserved Employee Shares;

(ix) any amendment, modification or waiver of any provision contained in the Purchase Agreement or the Litigation Allocation Agreement;

(x) any transaction with or involving any Affiliate of the Company or any Affiliate of any stockholder of the Company that beneficially owns in excess of ten percent (10%) of the voting power of the Company, other than (A) a Transfer to a

Permitted Transferee, (B) the Consulting Agreements, the Registration Rights Agreement, the Indemnification Agreements, and the Subscription Agreements, but including any amendment, termination or material waiver under any such agreements, (C) any transaction or series of related transactions in the ordinary course of business and on arms-length third-party terms with any “portfolio company” (as such term is customarily used among institutional investors) held or managed by any Affiliate of the Company and not involving amounts in excess of $5,000,000 million per annum or (D) any transaction or series of related transactions with Capstone contemplated by Section 2.3;

(xi) any amendment, repeal or alteration of the Charter or the Bylaws or any organizational documents of any Subsidiary, whether by or in connection with a merger or consolidation or otherwise;

(xii) any increase or decrease in the size or composition of the Board, committees of the Board, and boards and committees of Subsidiaries of the Company and any termination or removal of an independent Director;

(xiii) any (A) acquisition of the stock or assets of any Person, or the acquiring by any other manner of any business, properties, assets, or Persons, in one transaction or a series of related transactions, or (B) dispositions of assets of the Company or any Subsidiary, other than, in either case, an Exempt Transaction;

(xiv) [intentionally omitted];

(xv) any voluntary election by the Company or any Subsidiary of the Company to liquidate or dissolve or to commence bankruptcy or insolvency proceedings or the adoption of a plan with respect to any of the foregoing;

(xvi) any material change in a significant accounting policy of the Company and any termination or change of the Company’s independent auditor;

(xvii) approval of the Annual Budget (as defined in Section 2.6(a)(ii));

(xviii) following the Closing, any amendment to, or granting of any waiver under, the Purchase Agreement or any agreement entered into in connection with the Financing, in each case, in a manner materially adverse to the Company or any Subsidiary of the Company or that would adversely affect any Investor disproportionately when compared to the other Investor;

(xix) until the sixth anniversary of the Closing Date, the commencement of an IPO;

(xx) the grant of registration rights to any Stockholder (including any Permitted Transferee of a Stockholder), other than (A) the transfer of demand registration rights permitted by the Registration Rights Agreement or (B) the grant of piggyback registration rights pursuant to any agreement entered into with any management stockholder after the date hereof in the ordinary course;

(xxi) following an IPO, the deregistration of the Company pursuant to Section 7 of the Registration Rights Agreement;

(xxii) settlement of any litigation to which the Company or any of its Subsidiaries is a party involving the payment by the Company or any of its Subsidiaries of an amount equal to or greater than $15 million;

(xxiii) making a material tax election or entering into any agreement in respect of taxes, including the settlement of any material tax controversy, or similar action relating to the filing of any tax return or the payment of any tax, if such election, agreement or action would reasonably be expected to result in any direct tax liability for any of the Stockholders or any direct or indirect holder of equity in any of the Stockholders; and

(xxiv) any material change in the nature of the business of the Company or any Subsidiary, taken as a whole.

(b) In connection with any vote or action by written consent of the stockholders of the Company relating to any matter requiring consent as specified in Section 2.5(a), each Stockholder agrees, with respect to any Voting Securities beneficially owned by such Stockholder with respect to which it has the power to vote, (i) to vote against (and not act by written consent to approve) such matter if such matter has not been consented to by the Required Directors in accordance with Section 2.5(a) and (ii) to take or cause to be taken, upon the written request of the CD&R Investors (if such matter has not been consented to by a CD&R Designee) or the KKR Investors (if such matter has not been consented to by a KKR Designee), all other reasonable actions, at the expense of the Company, required, to the extent permitted by law, to prevent the taking of any action by the Company with respect to a matter unless such matter has been consented to by the Required Directors in accordance with Section 2.5(a).

(c) Each Stockholder (i) that is a Permitted Transferee, an Affiliate co-investor or a co-investment vehicle hereby irrevocably grants to and appoints the Principal Investor which is an Affiliate of such Stockholder and (ii) that is not a Person described in clause (i), hereby irrevocably grants to and appoints the Principal Investors collectively (to act by unanimous consent) such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote or act by written consent with respect to such Stockholder's Common Stock, and to grant a consent, proxy or approval in respect of such Common Stock, in the event that such Stockholder fails at any time to vote or act by written consent with respect to any of its Common Stock in the manner agreed by such Stockholder in this Agreement, in each case in accordance with such Stockholder's agreements contained in this Agreement. Each Stockholder (other than the Principal Investors) hereby affirms that the irrevocable proxy set forth in this Section 2.5(c) will be valid for the term of this Agreement and is given to secure the performance of the obligations of such Stockholder under this Agreement. Each such Stockholder hereby further affirms that each proxy hereby granted shall be irrevocable and shall be deemed coupled with an interest and shall extend for the term of this Agreement, or, if earlier, until the last date permitted by applicable law. For the avoidance of doubt, except as expressly contemplated by this Section 2.5(c), none of the Stockholders has been granted a proxy to any Person to exercise the rights of any such Stockholder under this Agreement or any other agreement to which such Stockholders is a party.

SECTION 2.6. Available Financial Information. (a) The Company will deliver, or will cause to be delivered, the information set forth in clauses (iii) and (iv) to each Stockholder and the information listed in clause (i) and (ii) to the Principal Investors and any transferee of a CD&R Investor or a KKR Investor which holds shares of Common Stock that constitute at least 25% of the Original Shares of the CD&R Investors or the KKR Investors, until such time as such Stockholder and its Affiliates shall cease to own any shares of Common Stock:

(i) as soon as available after the end of each month and in any event within thirty (30) days thereafter, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such month and consolidated statements of operations, income, cash flows, retained earnings and stockholders' equity of the Company and its Subsidiaries, for each month and for the current fiscal year of the Company to date, prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of notes thereto), together with a comparison of such statements to the corresponding periods of the prior fiscal year and to the Company's business plan then in effect and approved by the Board;

(ii) an annual budget, a business plan and financial forecasts for the Company for the next fiscal year of the Company (the “Annual Budget”), no later than thirty (30) days before the beginning of the Company's next fiscal year, in such manner and form as approved by the Board, which shall include at least a projection of income and a projected cash flow statement for each fiscal quarter in such fiscal year and a projected balance sheet as of the end of each fiscal quarter in such fiscal year, in each case prepared in reasonable detail, with appropriate presentation and discussion of the principal assumptions upon which such budgets and projections are based, which shall be accompanied by the statement of the chief executive officer or chief financial officer or equivalent officer of the Company to the effect that such budget and projections are based on reasonable and good faith estimates and assumptions made by the management of the Company for the respective periods covered thereby; it being recognized by such holders that such budgets and projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by them may differ from the projected results. Any material changes in such Annual Budget shall be delivered to the Stockholders as promptly as practicable after such changes have been approved by the Board;

(iii) as soon as available after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, (A) the annual financial statements required to be filed by the Company pursuant to the Exchange Act or (B) a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, and consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such year, prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by the opinion of independent public accountants of recognized national standing selected by the Company, and a Company-prepared comparison to the Company's Annual Budget for such year as approved by the Board (the “Annual Financial Statements”); and

(iv) as soon as available after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, (A) the quarterly financial statements required to be filed by the Company pursuant to the Exchange Act or (B) a consolidated balance sheet of the Company and its Subsidiaries as of the end of each such quarterly period, and consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such period and for the current fiscal year to date, prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of notes thereto) and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year and to the Company's Annual Budget then in effect as approved by the Board, all in reasonable detail and certified by the principal financial or accounting officer of the Company.

(b) Other Information. The Company covenants and agrees to deliver to each Stockholder until such time as such Stockholder shall cease to own any shares of Common Stock, with reasonable promptness, such other information and data (including such information and reports made available to any lender of the Company or any of its Subsidiaries under any credit agreement or otherwise) with respect to the Company and each of its Subsidiaries as from time to time may be reasonably requested by any such Stockholder.

SECTION 2.7. Access. The Company shall, and shall cause its Subsidiaries, officers, directors, employees, auditors and other agents to, until such time as an Stockholder shall cease to own any shares of Common Stock, (a) afford the officers, employees, auditors and other agents of such Stockholder, during normal business hours and upon reasonable notice reasonable access at all reasonable times to its officers, employees, auditors, legal counsel, properties, offices, plants and other facilities and to all books and records, and (b) afford such Stockholder the opportunity to discuss the affairs, finances and accounts of the Company and its Subsidiaries with their respective officers from time to time as each such Stockholder may reasonably request.

SECTION 2.8. Termination of Rights. (a) Notwithstanding Sections 2.4 and 2.5, at such time as the CD&R Investors or the KKR Investors, as applicable, together with their respective Affiliates, shall cease to own a number of shares of Common Stock equal to at least ten percent (10%) of the outstanding shares of Common Stock, the CD&R Investors or the KKR Investors, as applicable, shall cease to have any rights under Sections 2.4 and 2.5;

(b) Notwithstanding Section 2.1, at such time as the CD&R Investors or the KKR Investors, as applicable, together with its respective Affiliates, shall cease to own a number of shares of Common Stock equal to at least seventy-five percent (75%) of its Original Shares, the CD&R Investors or the KKR Investors, as applicable, shall cease to have the right to designate more than two Directors pursuant to Section 2.1.

(c) Notwithstanding Section 2.1, at such time as the CD&R Investors or the KKR Investors, as applicable, together with its respective Affiliates, shall cease to own a number of shares of Common Stock equal to at least fifty percent (50%) of its Original Shares, the CD&R Investors or the KKR Investors, as applicable, shall cease to have the right to designate more than one Director pursuant to Section 2.1.

(d) Notwithstanding Section 2.1, at such time as the CD&R Investors or the KKR Investors, as applicable, together with their respective Affiliates, shall cease to own a number of shares of Common Stock equal to at least fifteen percent (15%) of its Original Shares, the CD&R Investors or the KKR Investors, as applicable, shall cease to have the right to designate any Directors pursuant to Section 2.1 and any rights or obligations pursuant to Sections 2.2 and 2.9 (other than the obligation set forth in the last sentence of Section 2.9 to keep confidential any information regarding any Company Opportunity, which shall continue for period of two years thereafter);

SECTION 2.9. Corporate Opportunities.

(a) Each Stockholder shall cause its Stockholder Designees to recuse themselves from all deliberations of the Board, and the Company shall have no obligation to provide to such Stockholder Designees any information, regarding any acquisition, disposition, investment or similar transaction that the Company elects to pursue (a “Company Opportunity”) if such • Stockholder or its Affiliates that are under common control with such Stockholder has or is entitled to designate one or more individuals to serve on the board of directors or body serving a similar function (such individuals being referred to as “Competitive Board Members”) of any other Person who is competing with or that is otherwise adverse to the Company with respect to such acquisition, disposition, investment or similar transaction (such an other Person being referred to as a “Competing Bidder”); provided, however, that such Stockholder shall not be so obligated to cause its Stockholder Designees to so recuse themselves from such deliberations of the Board, and its Stockholder Designees shall continue to be entitled to receive all information made available to all Directors regarding any Company Opportunity, if such Stockholder causes such Competitor Board Members (if any shall be in place) of the Competing Bidder to recuse themselves from all deliberations of the Competing Bidder with respect to such Company Opportunity. In addition, each of the Stockholders shall, and shall cause its Stockholder Designees to, keep confidential any information regarding any Company Opportunity, including the existence of such potential acquisition, disposition, investment or similar transaction, that any such Stockholder or Stockholder Designee learns about as a result of its participation in the Board.

ARTICLE III

TRANSFERS

SECTION 3.1. Rights and Obligations of Transferees. (a) Except with the prior written consent of the Required Directors pursuant to clause (xiii) of Section 2.5(a) (and if none of the Stockholders is entitled to designate any Directors pursuant to Section 2.1 then the prior written consent of a majority of the Board), no Transferee of any Stockholder, except a Permitted Transferee shall be entitled to any rights under this Agreement other than the right of co-sale set forth in Section 3.4.

(b) Subject to the last sentence of this Section 3.1(b), prior to the consummation of a Transfer by any Stockholder or any Transferee, as a condition thereto, the applicable Transferee or subsequent Transferee shall agree in writing in the form attached as Exhibit A hereto to assume all of the obligations in this Agreement applicable to the Transferring Stockholder. Notwithstanding the foregoing, a Transferee of Equity Securities shall not be bound by any of the terms and conditions of this Agreement if the applicable Transfer is pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 of the Securities Act.

SECTION 3.2. Transfer Restrictions. (a) Until the sixth anniversary of the Closing Date, each Stockholder hereby agrees that such Stockholder shall not Transfer any of its Equity Securities at any time other than (i) Transfers of its Equity Securities to its Permitted Transferees, (ii) following a Qualified IPO (subject to applicable and customary underwriter restrictions), Transfers pursuant to the Registration Rights Agreement, and (iii) with the prior written consent of the Required Directors pursuant to clause (ii) of Section 2.5(a) (and if none of the Stockholders is entitled to designate any Directors pursuant to Section 2.1 then the prior written consent of a majority of the Board) and subject to compliance with the provisions of Section 3.4 (and any such sale pursuant rights granted to Co-Sale Participants (as defined therein) under Section 3.4 shall not be prohibited hereby).

(b) Following the sixth anniversary of the Closing Date, if the Company has not completed a Qualified IPO, each Stockholder may freely Transfer its Equity Securities without restriction subject to compliance with Sections 3.3 and 3.4 (except in connection with Section 3.6), provided however that, under no circumstances shall any Stockholder have the right to Transfer any of its Equity Securities to a Company Competitor.

(c) Following the sixth anniversary of the Closing Date, if the Company has completed a Qualified IPO (subject to applicable and customary underwriter restrictions), each Stockholder may freely Transfer its Equity Securities without restriction subject to compliance with applicable securities laws and pursuant to the Registration Rights Agreement.

(d) Notwithstanding the provisions of Section 3.2, each of the CD&R Investors (taken as a whole) and the KKR Investors (taken as a whole) shall have the right to pledge up to 20,000,000 shares of Common Stock (subject to adjustment for any stock splits, combination and the like) (the “Pledged Shares”) pursuant to a bona fide financing transaction; provided that any agreement entered into with a lender in connection with such pledge will provide that (i) in the event such lender seeks to enforce such pledge, prior to such lender commencing any foreclosure action with respect to the Pledged Shares, the Principal Investors and/or their designees (provided that any such designee shall be an Affiliate of such Investor and shall hold more than 15% of the outstanding shares of Common Stock) shall have the right to acquire pursuant to a pro rata right of first offer the Pledged Shares subject to the lender's pledge; (ii) if the Investors have not elected to purchase all of the Pledged Shares, the lender, subject to any consent applicable to Transfers to a third party under the transfer restrictions contained in this Agreement, including Section 2.5(a)(ii) hereof, shall have the right to foreclose upon any Pledged Shares as to which the Investors and/or their designees have not exercised their pro rata right of first offer as contemplated by clause (i) above and (iii) upon such foreclosure, the lender shall adhere to all of the obligations under this Agreement (including, without limitation, the transfer restrictions set forth herein). The agreement entered into with the lender with respect to the Pledged Shares shall also provide that notwithstanding any other provisions of this Agreement to the contrary, (i) the lender shall only receive pro rata co- sale rights pursuant to Section 3.4 of this Agreement and (ii) for the avoidance of doubt, upon foreclosure by the lender on any Pledged Shares, such shares will automatically convert to non-voting shares and the lender will not have any right to appoint or designate members of the Board or any of the Company's Subsidiaries or Affiliates or any other governance, consent or approval rights.

(e) Each Stockholder shall as promptly as practicable provide the Stockholders and the Company with written notice of any Transfer made in accordance with Section 3.2(a), (b) or (d).

SECTION 3.3. Right of First Offer. Following the sixth anniversary of the Closing Date, so long as the Company has not completed a Qualified IPO, no Stockholder shall Transfer any of its Equity Securities other than to a Permitted Transferee except as set forth below:

(a) Prior to any Transfer of Equity Securities by a Stockholder (the “Offering Holder”), the Offering Holder shall deliver to the Company and each other Stockholder that is not an Affiliate of the Offering Holder (collectively, excluding the Company, the “ROFO Recipients”) written notice (the “Offer Notice”), stating such Offering Holder's intention to effect such a Transfer, the number of Equity Securities subject to such Transfer (the “Offered Securities”), the price the Offering Holder proposes to be paid for the Offered Securities (the “First Offer Price”), and the other material terms and conditions of the proposed Transfer. The Offer Notice may require that the consummation of any sale of the Offered Securities to the Company or the ROFO Recipients occur no less than 15 days, and no later than 60 days, after the date of the Offer Notice.

(b) Upon receipt of the Offer Notice, the Company will have an irrevocable non-transferable option to purchase all or a portion of the Offered Securities at the First Offer Price and otherwise on the terms and conditions described in the Offer Notice (the “First Offer”). The Company shall, within 15 days from receipt of the Offer Notice, indicate whether or not it has accepted the First Offer by sending irrevocable written notice (the “Acceptance Notice”) of any such acceptance to the Offering Holder and the ROFO Recipients indicating the number of Offered Shares to be purchased (the “Company Elected Shares”), and the Company shall then be obligated to purchase such Company Elected Shares on the terms and conditions set forth in the Offer Notice. In the event the Company elects not to purchase any or all of the Offered Securities, the ROFO Recipients shall have the right to purchase a number of shares equal to such ROFO Recipient's Pro Rata Portion of the Offered Securities other than the Company Elected Shares, if any. Each of the ROFO Recipients shall, within 15 days from receipt of the Company's Acceptance Notice, send an irrevocable written notice (the “ROFO Recipient Notice”) to the Offering Holder and the Company if it has accepted the First Offer and, if so, the portion of such ROFO Recipient's Pro Rata Portion that it will purchase. The ROFO Recipient shall then be obligated to purchase such number of Offered Securities set forth in such ROFO Recipient Notice on the terms and conditions set forth in the Offer Notice.

(c) In the event any ROFO Recipient elects to purchase less than all of its Pro Rata Portion of the Offered Securities minus the Company Elected Shares, if any, (such remaining securities, the “Section 3.3 Non-Electing Shares”), each other ROFO Recipient shall be entitled to purchase its Pro Rata Portion of the Section 3.3 Non-Electing Shares. Any ROFO

Recipient who wishes to exercise its rights under this Section 3.3(c) shall send a notice setting forth its irrevocable intent to purchase its Pro Rata Portion of the Section 3.3 Non-Electing Shares to the Offering Holder and the Company. After receipt of notice from each such ROFO Recipient electing to exercise its right of first offer, the Company shall determine the number of Offered Securities (taking into account all of the Offered Securities being purchased by the Company and each other ROFO Recipient pursuant to this Section 3.3) which each such ROFO Recipient shall be entitled to purchase pursuant to this Section 3.3(c) and each such ROFO Recipient shall be required to purchase the number of Offered Securities as so determined.

(d) If following the procedures set forth in paragraphs (b) and (c), neither the Company nor the ROFO Recipients (in the aggregate) have elected to purchase all of the Offered Securities pursuant to this Section 3.3, then the applicable Offering Holder shall be free for a period of six months from the date acceptance notices from the ROFO Recipients were due to be received by the applicable Offering Holder, to enter into definitive agreements to Transfer the Offered Securities not being acquired pursuant to Section 3.3(b) and (c), for consideration having a value not less than 90% of the First Offer Price; provided that any such definitive agreement provides for the consummation of such Transfer to take place within six months from the date of such definitive agreement and is otherwise on terms not more favorable to the transferee in any material respect than were contained in the Offer Notice.

(e) If neither the Company nor the ROFO Recipients (in the aggregate) exercise their respective options to purchase all of the Offered Securities at the First Offer Price and the applicable Offering Holder has not entered into a definitive agreement described in Section 3.3(d) within six months from the date acceptance notices from the ROFO Recipients were due to be received by the applicable Offering Holder, or the Offering Holder has entered into such an agreement but has not consummated the sale of such securities within six months from the date of such definitive agreement, then the provisions of this Section 3.3 shall again apply, and such Offering Holder shall not Transfer or offer to Transfer such Equity Securities not so Transferred without again complying with this Section 3.3.

(f) Upon exercise by the Company and/or the ROFO Recipients, as the case may be, of their respective rights of first offer under this Section 3.3, the Company and/or the ROFO Recipients, as the case may be, and the applicable Offering Holder shall be legally obligated to consummate the purchase contemplated thereby and shall use their commercially reasonable efforts to secure any governmental authorization required, to comply as soon as reasonably practicable with 'all applicable laws and to take all such other actions and to execute such additional documents as are reasonably necessary or appropriate in connection therewith and to consummate the purchase of the Offered Securities as promptly as practicable.

SECTION 3.4. Right of Co-Sale on Transfers by Stockholders. (a) In the event of a proposed Transfer of Equity Securities by a Stockholder or any of its Affiliates (a “Transferring Stockholder”), each Stockholder (other than the Transferring Stockholder) shall have the right to participate in the Transfer in the manner set forth in this Section 3.4. Prior to any such Transfer, the Transferring Stockholder shall deliver to the Company prompt written notice (the “Transfer Notice”), which the Company will forward to the Stockholders (other than the Transferring Stockholder, the “Co-Sale Participants”), which notice shall state (i) the name of the proposed Transferee, (ii) the number of Equity Securities proposed to be Transferred (the

“Transferred Securities”), (iii) the proposed purchase price therefor, including a description of any non-cash consideration sufficiently detailed to permit the determination of the Fair Market Value thereof, and (iv) the other material terms and conditions of the proposed Transfer, including the proposed Transfer date (which date may not be less than thirty-five (35) days after delivery of the Transfer Notice). Such notice shall be accompanied by a written offer from the proposed Transferee to purchase the Transferred Securities. Each Co-Sale Participant may Transfer to the proposed Transferee identified in the Transfer Notice their Pro Rata Portion of such Co-Sale Participant's Equity Securities by giving written notice to the Company (who shall forward such notice to the other Co-Sale Participants within five days) and to the Transferring Stockholder within the 30-day period specified in Section 3.3(d), which notice shall state that such Co-Sale Participant elects to exercise its rights of co-sale under this Section 3.4 and shall state the maximum number of shares sought to be Transferred. In the event any such Co-Sale Participant elects to exercise its co-sale rights with respect to less than all of its Pro Rata Portion (such remaining securities, the “Section 3.4 Non-Electing Shares”), each such other Co-Sale Participant shall be entitled to sell its Pro Rata Portion of the Section 3.4 Non-Electing Shares. Each Co-Sale Participant shall be deemed to have waived its right of co-sale hereunder if it either fails to give notice within the prescribed time period or if such Co-Sale Participant purchases Equity Securities in exercising its right of first offer pursuant to Section 3.3. The proposed Transferee of Transferred Securities will not be obligated to purchase a number of Equity Securities exceeding that set forth in the Transfer Notice and in the event such Transferee elects to purchase less than all of the additional Equity Securities sought to be Transferred by the Co-Sale Participants, the number of Equity Securities to be Transferred by the Transferring Stockholder and each such Co-Sale Participant shall be reduced on a pro rata basis.

(b) Each Co-Sale Participant, in exercising its right of co-sale hereunder, may participate in the Transfer by delivering to the Transferring Stockholder at the closing of the Transfer of the Transferring Stockholder's Transferred Securities to the Transferee certificates representing the Transferred Securities to be Transferred by such holder, duly endorsed for transfer or accompanied by stock powers duly executed, in either case executed in blank or in favor of the applicable purchaser against payment of the aggregate purchase price therefor by wire transfer of immediately available funds.

(c) The following Transfers of Equity Securities by any Stockholder or its Affiliates shall not be subject to the co-sale rights provided by this Section 3.4: (A) Transfers to Permitted Transferees of such Stockholder (or Permitted Transferees of such Permitted Transferees), or (B) Transfers following an Qualified IPO.

SECTION 3.5. Drag Along Right. (a) Subject to the provisions of Section 2.5, following the sixth anniversary of the Closing Date and so long as the Company has not completed an IPO, if the CD&R Investors, on the one hand, or the KKR. Investors, on the other hand (as applicable, the “Initiating Stockholder”), desire to Transfer a number of shares of Common Stock to a non-Affiliate of such Investor, in a single transaction or series of related transactions (other than Transfers pursuant to the Registration Rights Agreement or Transfers to any Permitted Transferees of the Initiating Stockholder) such that the transaction would result in a Change of Control (taking into account all interests being “dragged”) (a “Drag Transaction”), then if requested by the Initiating Stockholder each other Stockholder (together with its Affiliates) (a “Selling Stockholder”) shall be required to sell the same proportion of its Common Stock as is being Transferred by the Initiating Stockholder of the Common Stock held by it in such Drag Transaction in accordance with this Section 3.5.

(b) The consideration to be received by a Selling Stockholder shall be the same form and amount of consideration per share to be received by the Initiating Stockholder, and the terms and conditions of such Drag Transaction shall be the same as those upon which the Initiating Stockholder sells its Equity Securities; provided that, without the consent of the Selling Stockholder, the consideration to be received by such Selling Stockholder shall consist solely of cash. In connection with the Drag Transaction, the Selling Stockholder will agree to make or agree to the same customary representations, covenants, indemnities and agreements as the Initiating Stockholder so long as they are made severally and not jointly and the liabilities thereunder are borne on a pro rata basis based on the consideration to be received by each Stockholder; provided, however, that (i) any general indemnity given by the Initiating Stockholder, applicable to liabilities not specific to the Initiating Stockholder, to the purchaser in connection with such sale shall be apportioned among the Selling Stockholders according to the consideration received by each Selling Stockholder and shall not exceed such Selling Stockholder's proceeds from the sale and (ii) any representation relating specifically to a Selling Stockholder shall be made only by that Selling Stockholder and provided, further, that any representation made by a Selling Stockholder shall relate only to such Selling Stockholder and its Equity Securities.

(c) Subject to the provisions of Section 2.5, in connection with any Drag Transaction, each Selling Stockholder shall be required to vote, if required by this Agreement or otherwise, its shares of Common Stock in favor of such Drag Transaction at any meeting of the Company's stockholders called to vote on or approve such Drag Transaction and/or to consent in writing to such Drag Transaction, to use its reasonable best efforts to cause any individuals designated by such Selling Stockholder to serve on the Board to vote in favor of such Drag Transaction at any meeting of the Board called to vote on or approve such Drag Transaction and/or to consent in writing to such Drag Transaction, and to waive all dissenters' or appraisal rights, if any, in connection with such Drag Transaction.

(d) The fees and expenses, other than those payable to any Stockholder or any of their respective Affiliates, incurred in connection with a Drag Transaction under this Section 3.5 and for the benefit of all Stockholders (it being understood that costs incurred by or on behalf of a Stockholder for his, her or its sole benefit will not be considered to be for the benefit of all Stockholders), to the extent not paid or reimbursed by the Company or the Transferee or acquiring Person, shall be shared by all the Stockholders on a pro rata basis, based on the consideration received by each Stockholder; provided that no Stockholder shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Drag Transaction consummated pursuant to this Section 3.5 (excluding modest expenditures for postage, copies, etc.).

(e) The Initiating Stockholder shall provide written notice (the “Drag Along Notice”) to each other Selling Stockholder of any proposed Drag Transaction as soon as practicable following its exercise of the rights provided in Section 3.5(a). The Drag Along Sale Notice will include the material terms and conditions of the Drag Transaction, including (i) the name and address of the proposed transferee, (ii) the proposed amount and form of consideration

(and if such consideration consists in part or in whole of property other than cash, the Initiating Stockholder will provide such information, to the extent reasonably available to the Initiating Stockholder, relating to such non-cash consideration as the Selling Stockholders may reasonably request in order to evaluate such non-cash consideration, provided, however that the provision of such information (or lack thereof) shall not require a Selling Stockholder to accept such non-cash consideration without its prior consent) and (iii) the proposed Transfer date, if known. The Initiating Stockholder will deliver or cause to be delivered to each Selling Stockholder copies of all transaction documents relating to the Drag Transaction promptly as the same become available.

(f) If any holders of Equity Securities of any class are given an option as to the form and amount of consideration to be received, all holders of Equity Securities of such class will be given the same option.

(g) At least five Business Days prior to the consummation of the Drag Transaction, each Selling Stockholder shall deliver to the Company to hold in escrow pending transfer of the consideration therefor, the duly endorsed certificate or certificates representing the Equity Securities held by such Selling Stockholder to be sold, and a stock power and limited power-of-attorney authorizing the Company to take all actions necessary to sell or otherwise dispose of such securities. In the event that a Selling Stockholder should fail to deliver the Equity Securities, the Company shall cause the books and records of the Company to show that such Equity Securities are bound by the provisions of this Section 3.5 and that such securities may only be Transferred to the purchaser in such Drag Transaction.

(h) Any Selling Stockholder whose assets (“Plan Assets”) constitute assets of one or more employee benefit plans and are subject to Part IV of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), shall not be obligated to sell to any Person to whom the sale of any Equity Securities would constitute a non-exempt “prohibited transaction” within the meaning of ERISA or the Code, provided, however, that if so requested by the Section 3.5 Transferring Stockholder(s): (i) such Selling Stockholder shall have taken commercially reasonable efforts to (x) structure its sale of Equity Securities so as not to constitute a non-exempt “prohibited transaction” or (y) obtain a ruling from the Department of Labor to the effect that such sale (as originally proposed or as restructured pursuant to clause (i)(x)) does not constitute a non-exempt “prohibited transaction” and (ii) such Selling Stockholder shall have delivered an opinion of counsel (which opinion and counsel are reasonably satisfactory to the Section 3.5 Transferring Stockholder(s)) to the effect that such sale (as originally proposed or as restructured pursuant to clause (i)(x)) would constitute a non-exempt “prohibited transaction.”

(i) Upon the consummation of the Drag Transaction, the acquiring Person shall remit directly to the Selling Stockholder, by wire transfer if available and if requested by the Selling Stockholder, the consideration for the securities sold pursuant thereto.

SECTION 3.6. Initiation of Qualified IPO. (a) Following the sixth anniversary of the Closing Date, if the Company has not completed a Qualified IPO, each of the Principal Investors shall be permitted to cause the Company to consummate a Qualified IPO without the consent of the Required Directors, and if a Principal Investor notifies the other Principal Investor and the Company that it intends to exercise its rights hereunder to cause such Qualified IPO, such other Principal Investor and its Affiliates and the Company shall use their reasonable best efforts to cooperate to cause such Qualified IPO, including, without limitation, causing (in the case of a Principal Investor) its designees on the Board to take any action required to effect such Qualified IPO and taking all actions required under the Registration Rights Agreement.

(b) At such time as either of the Principal Investors, as applicable, together with their respective Affiliates, shall cease to own a number of shares of Common Stock equal to at least 25% of the outstanding shares of Common Stock, such Principal Investor, as applicable, shall cease to have any rights to initiate a Qualified IPO under this Section 3.6.

SECTION 3.7. Void Transfers. Any Transfer or attempted Transfer of Equity Securities in violation of any provision of this Agreement shall be void.

ARTICLE IV

EQUITY PURCHASE RIGHTS

SECTION 4.1. Equity Purchase Rights. (a) The Company hereby grants to each Stockholder the right to purchase its Pro Rata Portion of all or any part of New Securities that the Company or any Subsidiary may, from time to time, propose to sell or issue. The number or amount of New Securities which the Stockholders may purchase pursuant to this Section 4.1(a) shall be referred to as the “Equity Purchase Shares.” The equity purchase right provided in this Section 4.1(a) shall apply at the time of issuance of any right, warrant or option or convertible'or exchangeable security and not to the conversion, exchange or exercise thereof.

(b) The Company shall give written notice of a proposed issuance or sale described in Section 4.1(a) to the Stockholders within five Business Days following any meeting of the Board at which any such issuance or sale is approved and at least 15 days prior to the proposed issuance or sale. Such notice (the “Issuance Notice”) shall set forth the material terms and conditions of such proposed transaction, including the name of any proposed purchaser(s), the proposed manner of disposition, the number or amount and description of the shares proposed to be issued, the proposed issuance date and the proposed purchase price per share, including a description of any non-cash consideration sufficiently detailed to permit the determination of the Fair Market Value thereof. Such notice shall also be accompanied by any written offer from the prospective purchaser to purchase such New Securities.

(c) At any time during the 15-day period following the receipt of an Issuance Notice, the Stockholders shall have the right to elect irrevocably to purchase up to the number of the Equity Purchase Shares at the purchase price set forth in the Issuance Notice (provided that, in the event any portion of the purchase price per share to be paid by the proposed purchaser is to be paid in non-cash consideration, the value of any such non-cash consideration per share shall be the Fair Market Value thereof) and upon the other terms and conditions specified in the Issuance Notice by delivering a written notice to the Company. Except as provided in the following sentence, such purchase shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice. The closing of any purchase by any

Stockholder may be extended beyond the closing of the transaction described in the Issuance Notice to the extent necessary to obtain required governmental approvals and other required approvals and the Company and the Stockholders shall use their respective best efforts to obtain such approvals.

(d) Each Stockholder exercising its right to purchase its respective portion of the Equity Purchase Shares in full (an “Exercising Stockholder”) shall have a right of over-allotment such that if any other Stockholder fails to exercise its right hereunder to purchase its full Pro Rata Portion of New Securities (a “Non-Purchasing Stockholder”), such Exercising Stockholder may purchase its Pro Rata Portion of such securities by giving written notice to the Company within 10 days from the date that the Company provides written notice of the amount of New Securities as to which such Non-Purchasing Stockholders have failed to exercise their Equity Purchase Rights hereunder.

(e) If any Stockholder or Exercising Stockholder fails to exercise fully the Equity Purchase Right within the periods described above and after expiration of the 10-day period for exercise of the over-allotment provisions pursuant to Section 4.1(d) above, the Company shall be free to complete the proposed issuance or sale of the New Securities described in the Issuance Notice with respect to which Exercising Stockholders failed to exercise the option set forth in this Section 4.1 on terms no less favorable to the Company than those set forth in the Issuance Notice (except that the amount of securities to be issued or sold by the Company may be reduced); provided that (x) such issuance or sale is closed within 90 days after the expiration of the 10-day period described in Section 4.1(d) and (y) the price at which the New Securities are Transferred must be equal to or higher than the purchase price described in the Issuance Notice. Such periods within which such issuance or sale must be closed shall be extended to the extent necessary to obtain required governmental approvals and other required approvals and the Company shall use its commercially reasonable efforts to obtain such approvals. In the event that the Company has not sold such New Securities within said 90-day period, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Stockholders in the manner provided in this Section 4.1.

ARTICLE V

MISCELLANEOUS

SECTION 5.1. Stockholder Indemnification; Reimbursement of Expenses.

(a) Each of the Company and USF, Inc. agrees, on a joint and several basis, to indemnify and hold harmless each Stockholder, their respective directors, members, managers and officers and their Affiliates (the Stockholders, and the respective directors, officers, partners, members, managers, Affiliates and controlling persons thereof; each, an “Stockholder Indemnitee”) from and against any and all liability, including, without limitation, all obligations, costs, fines, claims, actions, injuries, demands, suits, judgments, proceedings, investigations, arbitrations (including stockholder claims, actions, injuries, demands, suits, judgments, proceedings, investigations or arbitrations) and reasonable expenses, including reasonable accountant's and reasonable attorney's fees and expenses (together the “Losses”), incurred by such Stockholder Indemnitee before or after the date of this Agreement and arising out of, resulting from, or relating to (i) such Stockholder Indemnitee's purchase and/or ownership of any Equity Securities, (ii) the transactions contemplated by the Subscription Agreement to which it is a party (including the agreements described therein), and any other subscription agreements pursuant to which any Stockholder Indemnitee purchased securities of the Company and all agreements contemplated thereby, or (iii) any litigation to which any Stockholder Indemnitee is made a party in its capacity as a stockholder or owner of securities (or a partner, director, officer, member, manager, Affiliate or controlling person of any Stockholder Indemnitee) of the Company; provided that the foregoing indemnification rights in this Section 5.1 shall not be available to the extent that (a) any such Losses are incurred as a result of such Stockholder Indemnitee's willful misconduct or gross negligence; (b) any such Losses are incurred as a result of non-compliance by such Stockholder Indemnitee with any laws or regulations applicable to any of them; (c) any such Losses are incurred as a result of non-compliance by such Stockholder Indemnitee with its obligations under any of the agreements or instruments referenced above or any other agreements or instruments to which such Stockholder Indemnitee is or becomes a party or otherwise becomes bound; or (d) subject to the rights of contribution provided for below, to the extent indemnification for any Losses would violate any applicable law, regulation or public policy. For purposes of this Section 5.1, none of the circumstances described in the limitations contained in the proviso in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Stockholder Indemnitee as to any previously advanced indemnity payments made by the Company under this Section 5.1, then such payments shall be promptly repaid by such Stockholder Indemnitee to the Company. The rights of any Stockholder Indemnitee to indemnification hereunder will be in addition to any other rights any such party may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Stockholder Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation. In the event of any payment of indemnification pursuant to this Section 5.1, so long as any Stockholder Indemnitee is fully indemnified for all Losses, the Company will be subrogated to the extent of such payment to all of the related rights of recovery of the Stockholder Indemnitee to which such payment is made against all other Persons. Such Stockholder Indemnitee shall execute all papers reasonably required to evidence such rights. The Company will be entitled at its election to participate in the defense of any third party claim upon which indemnification is due pursuant to this Section 5.1 or to assume the defense thereof, with counsel reasonably satisfactory to such Stockholder Indemnitee unless, in the reasonable judgment of the Stockholder Indemnitee, a conflict of interest between the Company and such Stockholder Indemnitee may exist, in which case such Stockholder Indemnitee shall have the right to assume its own defense and the Company shall be liable for all reasonable expenses therefor. Except as set forth above, should the Company assume such defense all further defense costs of the Stockholder Indemnitee in respect of such third party claim shall be for the sole account of such party and not subject to indemnification hereunder. The Company will not without the prior written consent of the Stockholder Indemnitee effect any settlement of any threatened or pending third party claim in which such Stockholder Indemnitee is or could have been a party and be entitled to indemnification hereunder unless such settlement solely involves the payment of money and includes an unconditional release of such Stockholder Indemnitee from all liability and claims that are the subject matter of such claim. If the indemnification provided for above is unavailable in respect of any Losses, then the Company, in lieu of indemnifying an Stockholder Indemnitee, shall contribute to the amount paid or payable by such Stockholder Indemnitee in such proportion as is appropriate to reflect the relative fault of the Company and such Stockholder Indemnitee in connection with the actions which resulted in such Losses, as well as any other equitable considerations.

The Company agrees to pay or reimburse (i) the Stockholders for (A) all reasonable costs and expenses (including reasonable attorneys fees, charges, disbursement and expenses) incurred in connection with any amendment, supplement, modification or waiver of or to any of the terms or provisions of this Agreement, the Subscription Agreement to which it is a party or any related agreements and (B) in connection with any stamp, transfer, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement, the Subscription Agreement to which it is a party or any related agreements; and (ii) each Stockholder for all costs and expenses of such Stockholder (including reasonable attorneys fees, charges, disbursement and expenses) incurred in connection with (1) the consent to any departure by the Company or any of its Subsidiaries from the terms of any provision of this Agreement, the Subscription Agreement to which it is a party or any related agreements and (2) the enforcement or exercise by such Stockholder of any right granted to it or provided for hereunder.

SECTION 5.2. Termination. Subject to the early termination of any provision as a result of an amendment to this Agreement agreed to by the Board and the Stockholders as provided under Section 5.3 (i) the provisions of Article II shall, with respect to each Stockholder, terminate as provided in the applicable Section of Article II or, if not so provided, as provided in Section 2.8 (ii) the provisions of Sections 3.3, 3.4, 3.5 and 3.6 and Article IV shall terminate upon the consummation of a Qualified WO, (iii) the provisions of Section 3.2 shall terminate as provided therein and (iv) Sections 3.1, 3.7 and 5.1 of this Agreement shall not terminate. Nothing herein shall relieve any party from any liability for the breach of any of the agreements set forth in this Agreement.

SECTION 5.3. Amendments and Waivers. (a) Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective without the approval of the Board and each of the CD&R Investors and the KKR Investors; provided, that any Stockholder may waive (in writing) the benefit of any provision of this Agreement with respect to itself for any purpose. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms. Any written amendment or waiver to this Agreement that receives the vote or consent of the Stockholders provided herein need not be signed by all Stockholders, but shall be effective in accordance with its terms and shall be binding upon all Stockholders.

SECTION 5.4. Successors, Assigns and Transferees. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Stockholders may assign their respective rights and obligations hereunder to any Transferees only to the extent expressly provided herein.

SECTION 5.5. Legend. (a) All certificates representing the Equity Securities held by each Stockholder shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT AND (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THE REUNDER.THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT.”

(b) Upon the sale of any Equity Securities pursuant to (i) an effective registration statement under the Securities Act or pursuant to Rule 144 under the Securities Act in compliance with this Agreement or (ii) another exemption from registration under the Securities Act or upon the termination of this Agreement, the certificates representing such Equity Securities shall be replaced, at the expense of the Company, with certificates or instruments not bearing the legends required by this Section 5.5; -provided that the Company may condition such replacement of certificates under clause (ii) upon the receipt of an opinion of securities counsel reasonably satisfactory to the Company.

SECTION 5.6. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day, provided that a copy of such notice is also sent via nationally recognized overnight courier, specifying next day delivery, with written verification of receipt; (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to such party’s address as set forth below or at such other address as the party shall have furnished to each other party in writing in accordance with this provision:

if to the Company or USF, Inc., to:

USF Holding Corp.

do U.S. Foodservice, Inc.

9755 Patuxent Woods Drive

Columbia, Maryland 21046

Attention: David Eberhardt

Facsimile: (410) 309-6465

with a copy (which shall not constitute notice) to:

Kohlberg Kravis Roberts & Co. L.P.

2800 Sand Hill Road, Suite 94025

Menlo Park, California 94025

Attention: Michael Calbert

Fax: (650) 233-6548

and

Clayton, Dubilier & Rice, Inc.

375 Park Avenue

18th Floor

New York, New York 10152

Attention: Richard J. Schnall

Fax: (212) 407-5252

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Marni Lerner, Esq.

Fax: (212) 455-2502

and

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention: Franci J. Blassberg, Esq.

Fax: (212) 909-7531

if to a KKR Investor, to:

Kohlberg Kravis Roberts & Co. L.P.

2800 Sand Hill Road, Suite 94025

Menlo Park, California 94025

Attention: Michael Calbert

Fax: (650) 233-6548

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Marni Lerner, Esq.

Fax: (212) 455-2502

if to a CD&R Investor, to:

Clayton, Dubilier & Rice, Inc.

375 Park Avenue

18th Floor

New York, New York 10152

Attention: Richard J. Schnall

Fax: (212) 407-5252

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention: Franci J. Blassberg, Esq.

Fax: (212) 909-7531

SECTION 5.7. Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

SECTION 5.8. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement together with the Registration Rights Agreement and the Subscription Agreements embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

SECTION 5.9. Restrictions on Other Agreements; Bylaws. (a) Following the date hereof, no Stockholder or any of its, her or his Permitted Transferees shall enter into or agree to be bound by any stockholder agreements or arrangements of any kind with any Person with respect to any Equity Securities except pursuant to the agreements specifically contemplated by the Subscription Agreement to which it is a party and the Registration Rights Agreement.

(b) The provisions of this Agreement shall be controlling if any such provisions or the operation thereof conflict with the provisions of the Company’s by-laws. Each of the parties covenants and agrees to vote their Equity Securities and to take any other action reasonably requested by the Company or any Stockholder to amend the Company's by-laws so as to avoid any conflict with the provisions hereof.

SECTION 5.10. Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

SECTION 5.11. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed in all respects by the laws of the State of New York regardless of the law that might be applied under principles of conflict of laws to the extent such principles would require or permit the application of the laws of another jurisdiction. No suit, action or proceeding with respect to this Agreement may be brought in any court or before any similar authority other than in a court of competent jurisdiction in the State of New York, and the parties hereto hereby submit to the exclusive jurisdiction of such courts for the purpose of such suit, proceeding or judgment. Each party hereto hereby irrevocably waives any right it may have had to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority. Each of the parties hereto hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement and for any counterclaim therein.

SECTION 5.12. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

SECTION 5.13. Enforcement. Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

SECTION 5.14. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

SECTION 5.15. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Stockholder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of any Stockholder or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Stockholder or any current or future member of any Stockholder or any current or future director, officer, employee, partner or member of any Stockholder or of any Affiliate or assignee thereof, as such for any obligation of any Stockholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on in respect of or by reason of such obligations or their creation.

SECTION 5.16. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed by facsimile signature(s).

[Rest of page intentionally left blank]

IN WITNESS WHERE OF, the parties hereto have executed this Stockholders Agreement as of the date set forth in the first paragraph hereof.

USF HOLDING CORP.

By:	/s/ Nathan K. Sleeper
Name: Nathan K. Sleeper
Title: Director

U.S. FOODSERVICE, INC.

By:	/s/ David B. Eberhardt
Name: David B. Eberhardt
Title: Director

KKR 2006 FUND, L.P.

By:	KKR Associates 2006 L.P., its General Partner

By:	KKR 2006 GP LLC, its General Partner

By:	/s/ William J. Janetschek
Name: William J. Janetschek
Title: Director

KKR PEI INVESTMENTS, L.P.

By:	KKR PEI Associates L.P., its General Partner

By:	KKR PEI GP Limited, the General Partner of KKR PEI Associates, L.P.

By:	/s/ William J. Janetschek
Name: William J. Janetschek
Title: Director

[Signature Page to Stockholders Agreement]

KKR PARTNERS III, L.P.

By:	KKR DI GP LLC, its General Partner

By:	/s/ William J. Janetschek
Name: William J. Janetschek
Title: Director

OPERF CO-INVESTMENT LLC

By:	KKR Associates 2006 L.P., its Manager

By:	KKR 2006 GP LLC, its General Partner

By:	/s/ William J. Janetschek
Name: William J. Janetschek
Title: Director

CLAYTO, UBILIER & RICE FUND VD, L.P.

By:	CD&R Associates VII, Ltd., its General Partner

By:	/s/ Theresa Gore
Name: Theresa Gore
Title: Director

CLAYTON, DUBILIER & RICE FUND VII (CO-INVESTMENT), L.P.

By:	CD&R Associates VII (Co-Investment), Ltd., its General Partner

By:	/s/ Theresa Gore
Name: Theresa Gore
Title: Director

[Signature Page to Stockholders Agreement]

CD&R Parallel FUND VII, L.P.

By:	CD&R Parallel Fund Associates VII, Ltd., its Partner

By:	/s/ Theresa Gore
Name: Theresa Gore
Title: Director

CDR USF CO-INVESTOR L.P.

By:	CDR USF Co-Investor GP Limited, its General-partner

By:	/s/ Theresa Gore
Name: Theresa Gore
Title: Director

CDR USF CO-INVESTOR NO.2, L.P.

By:	CDR USF Co-Investor GP No.2, its General-Partner

By:	/s/ Theresa Gore
Name: Theresa Gore
Title: Director

[Signature Page to Stockholders Agreement]

Exhibit A

Assignment and Assumption Agreement

Pursuant to the Stockholders Agreement, dated as of July 3, 2007 (the “Stockholders Agreement”), among USF Holding Corp., a Delaware corporation (the “Company”), U.S. Foodservice, Inc., and each of the stockholders of the Company whose name appears on the signature pages listed therein (each, a “Stockholder” and collectively, the “Stockholders”),                     (the “Transferor”) hereby assigns to the undersigned the rights that may be assigned thereunder, and the undersigned hereby agrees that, having acquired Equity Securities as permitted by the terms of the Stockholders Agreement, the undersigned shall assume the obligations of the Transferor under the Stockholders Agreement. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Stockholders Agreement.

Listed below is information regarding the Equity Securities:

Number of Shares of

Common Stock

[Rest of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has executed this Assumption Agreement as of

[NAME OF TRANSFEREE]

Name:
Title:

Acknowledged by:

USF HOLDING CORP.

By:
Name:
Title:

U.S. FOOD SERVICE, INC.

By:
Name:
Title: